EX-99.d.i.a.

SCHEDULE A

as amended and restated March 17, 2017

Fund	Fee Rate	Effective Date
O’Shares FTSE Russell Emerging Markets Quality Dividend ETF	0.58%	December 12, 2016
O’Shares FTSE Russell Emerging Markets Quality Dividend ETF (Currency Hedged)	0.68%	December 12, 2016
O’Shares FTSE Russell International Quality Dividend ETF	0.48%	December 12, 2016
O’Shares FTSE Russell International Quality Dividend ETF (Currency Hedged)	0.58%	December 12, 2016
O’Shares FTSE Russell Small Cap Quality Dividend ETF	0.48%	December 12, 2016

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